EXHIBIT 10.5.1
FIRST AMENDMENT TO PARTICIPATION AGREEMENT

FIRST AMENDMENT TO PARTICIPATION AGREEMENT, (the “Amendment”) is made and effective as of the 1st day of July, 2022, between TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION, INC. (the “Company”), WELLS FARGO DELAWARE TRUST COMPANY, (in its capacity as Independent Manager, the “Owner Manager”, and in its individual capacity but only as expressly provided therein, the “Trust Company”), SPRINGERVILLE UNIT 3 HOLDING LLC (the “Owner Lessor”), SPRINGERVILLE UNIT 3 OP LLC (the “Owner Participant”), and WILMINGTON TRUST COMPANY (in its capacity as the Indenture Trustee as described therein, the “Indenture Trustee”).
RECITALS
    WHEREAS, the Company, Owner Manager, Trust Company, Owner Lessor, Owner Participant, and Indenture Trustee are parties to that certain Participation Agreement, dated as of October 21, 2003 (as amended, the “Original Agreement”).
    WHEREAS, the Company shall maintain or shall cause the Operator to maintain, insurance of the kinds and for the period indicated in Schedule 7.29 of the Participation Agreement.
    WHEREAS, the Company has requested, and the Owner Manager, Trust Company, Owner Lessor, Owner Participant, and Indenture Trustee have agreed that Schedule 7.29 in the Original Agreement be modified to remove reference of deductible limits and to amend the definition of “replacement cost” to “functional replacement cost.”
    WHEREAS, the Company, Owner Manager, Trust Company, Owner Lessor, Owner Participant, and Indenture Trustee have agreed to amend the Original Agreement to reflect such modification.
    NOW, THEREFORE, for and in consideration of the foregoing, and in further consideration of the premises and the mutual covenants herein contained, the parties hereto agree and bind themselves as follows:
Section 1.    Recitals. The foregoing recitals are incorporated herein by reference.
Section 2.     Definitions. Capitalized terms that are not defined herein shall have meanings assigned to them as set forth in the Original Agreement.
Section 3.    Amendment. Schedule 7.29 of the Original Agreement is hereby deleted in its entirety and is hereby amended with the attached Schedule 7.29. As required by Section 7.17 of the Original Agreement, the Company has delivered to the Owner Manager, Trust Company, Owner Lessor, Owner Participant, and Indenture Trustee, a certificate to the effect that such amendment could not reasonably be expected to result in a Material Adverse Effect.
Section 4.         Miscellaneous.
4.1     Modifications. No modification or waiver of any provision of this Amendment, and no consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing by the parties granting such modification, waiver or consent.

4.2     Merger and Integration. This Amendment, the Original Agreement and the matters incorporated by reference contain the entire agreement of the parties hereto with respect to the matters covered and the transactions contemplated hereby.
4.3     Incorporation; Inconsistency with Original Agreement. Except as otherwise amended or modified herein, the terms, conditions and provisions of the Original Agreement are incorporated herein by reference as if set forth in full herein and remain in full force and effect. In the event any conflict or inconsistency between the terms of this Amendment and the Original Agreement, the terms of this Amendment shall control. Nothing in this Amendment shall, however, eliminate or modify any special condition, special affirmative covenant, or special negative covenant, if any, specified in the Original Agreement.
    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION, INC., as Company By:/s/ Kenneth V. Reif for Name: Duane Highley Title: Chief Executive Officer

WELLS FARGO DELAWARE TRUST COMPANY, N.A., in its capacity as Trust Company and its capacity as Independent Manager under the LLC Agreement

By: /s/ Sandra Battaglia
Name: Sandra Battaglia
Title: Vice President

SPRINGERVILLE UNIT 3 HOLDING LLC, as Owner Lessor
By: WELLS FARGO DELAWARE TRUST COMPANY, N.A., not in its individual capacity, but solely in its capacity as Independent Manager under the LLC Agreement

By: /s/ Sandra Battaglia
Name: Sandra Battaglia
Title: Vice President

SPRINGERVILLE UNIT 3 OP LLC, as Owner Participant
By: WELLS FARGO DELAWARE TRUST COMPANY, N.A., not in its individual capacity, but solely in its capacity as Independent Manager under the OP LLC Agreement

By: /s/ Sandra Battaglia
Name: Sandra Battaglia
Title: Vice President

WILMINGTON TRUST COMPANY, not in its individual capacity, but solely as Indenture Trustee under the Indenture By: /s/ Kevin McGarvey Name: Kevin McGarvey Title: Assistance Vice President

Schedule 7.29
To Participation Agreement

Insurance Requirements
Effective July 1, 2022

The Company shall maintain, or shall cause the Operator, as the case may be, to maintain, insurance of the kinds and for the periods indicated below:
1.Section no longer applies
2.     Insurance by the Company. The Company shall procure (or cause to be procured) at its own expense and maintain in full force and effect all insurance policies as required hereafter, with not less than the limits and coverage provisions set forth below, with companies that are nationally recognized and rated in the most recent edition of Best’s Key Rating Guide with a rating of “A;VIII” or an equivalent rating from a nationally recognized rating agency or as otherwise agreed by the Owner Lessor.
Policies required below shall be maintained in full force and effect throughout the term of the Participation Agreement except as otherwise specified below in respect of policies required by Sections 2(g), (h) and (i).
Operating Period
(a)     Workers’ Compensation Insurance. Workers’ compensation insurance or self-insurance as required by applicable state laws and such other forms of insurance which the Company, providing statutory benefits and covering loss resulting from injury, sickness, disability or death of the local employees of Company, who are working on the Facility.
(b)     Employer’s Liability Insurance. Employer’s liability insurance with a $1,000,000 minimum limit per accident. Deductibles shall be consistent with those as determined by an insurance expert using prudent industry practice shall be permitted.
(c)     General Liability Insurance. General liability insurance written on "occurrence" policy form or, solely with respect to AEGIS or EIM, on a “claims first made” policy form against claims for personal injury (including bodily injury and death) and property damage. Such insurance shall provide coverage for premises/operations, products-completed operations, blanket contractual liability, explosion, collapse and underground coverage, broad form property damage, independent contractor's and personal injury insurance, and sudden and accidental pollution legal liability with a $1,000,000 minimum limit per occurrence and in the annual aggregate for combined bodily injury and property damage. Deductibles shall be consistent with those as determined by an insurance expert using prudent industry practice shall be permitted.
(d)     Automobile Liability Insurance. Automobile liability insurance against claims for personal injury (including bodily injury and death) and property damage covering all owned, non-owned and hired motor vehicles, with a $1,000,000 minimum limit per occurrence for combined bodily injury and property damage and containing appropriate no-fault insurance provisions wherever applicable. Deductibles shall be consistent with those as determined by an insurance expert using prudent industry practice shall be permitted.

(e)     Excess Liability. Excess liability insurance of not less than $50,000,000 per occurrence and in the aggregate in respect of products and completed operations liability. Such coverages shall be on a per occurrence basis or, solely with respect to AEGIS or EIM, on a “claims first made” basis and inclusive of coverage provided by the policies described in paragraphs 2(c), 2(d) and, with respect to employer's liability, paragraph 2(b) above, the limits on which shall apply toward the limit set forth in this section. If the policy or policies provided under this paragraph (e) contain(s) aggregate limits applying to more than one location or to other operations of the Company or Construction Agent or any of their Affiliates in addition to the Facility, and such limits are diminished below $25,000,000 by any incident, occurrence, claim, settlement or judgment against such insurance (such that the limits applying under such policy or policies to the Facility are diminished below $25,000,000), the Company shall, within five (5) Business Days after obtaining knowledge of such event, inform the Indenture Trustee and the Owner Lessor, and within thirty (30) Business Days after shall purchase an additional excess liability insurance policy satisfying the requirements of this paragraph (e).
The amounts of insurance required in the foregoing paragraphs 2(b), (c), (d) and this paragraph 2(e) may be satisfied by Company purchasing coverage in the amounts specified or by any combination of primary and excess insurance, so long as the total amount of insurance meets the requirements specified above.
(f)    Aircraft Liability Insurance. Company shall insure all owned, hired or non-owned aircraft or helicopters in an amount not less than $50,000,000. Such cover can be included in paragraph 2(e) above.
Construction Period Only. Section no longer applies
Operations Period Only. Coverages required by Section 2(i) below shall be maintained in full force and effect at all times on and after the date care, custody and control of the Facility passes to the Owner Lessor under the EPC Contract.
(i)    Physical Damage Insurance. Property damage insurance on an “all risk” basis, boiler and machinery insurance covering the Facility including coverage against damage or loss caused by earth movement (including but not limited to earthquake, and volcanic eruption) and flood and providing coverage for (1) the Facility in an amount equal to the then current “functional replacement cost” of the Facility as determined by an independent power plant appraisal service, subject to the approval of the Owner Lessor and the Indenture Trustee, and (2) Inland and Marine transit, if applicable, with sub-limits sufficient to insure the full replacement value of the property or equipment prior to its being removed from the Facility and while located away from the Facility prior to the movement of any equipment from the Facility. For purposes of this Section 2(i), “functional replacement cost” shall mean the full replacement value of the property, which should include an evaluation of economic life and cost benefit analysis and consider replacement of damaged property with replacement property that will perform the same function as the original property, including any reasonable betterment inherent in the design of such property, at the same or another site subject to certain restrictions. All such insurance shall have deductibles consistent with those as determined by an insurance expert using prudent industry practice. Such insurance shall (1) not include any coinsurance provision, (2) provide for increased cost of construction and loss to undamaged property as the result of enforcement of building laws or ordinances, and (3) include debris removal. The property damage coverage shall not contain an exclusion for freezing, mechanical breakdown, loss or damage covered under any guarantee or warranty, or resultant damage caused by faulty workmanship, design or materials.

If the insurance company providing the physical damage insurance is different from the company providing the boiler and machinery insurance required in this paragraph, then a joint loss agreement between them will be required and included as part of the respective policies.
(j)    Business Interruption. As an extension of the property insurance described in     paragraph 2(i) or as a separate policy, in the event the Company’s credit rating at any time shall be less than BBB- by S&P, Baa3 by Moody’s or BBB- by Fitch, the Company shall maintain business interruption insurance in an amount equal to eighteen (18) months of continuing expenses (including, without limitation, lease payments), and debt service of the Facility during the interruption of business due to physical loss or damage coverage under paragraph 2(i). This insurance shall include coverage for contingent business interruption arising from loss or damage to property and equipment of all suppliers and customers of the Facility including the Common Facilities, Fuel Handling Facilities and fuel suppliers and energy purchasers. Such insurance shall also cover service interruption and extra expense each in an amount not less than $5,000,000. Such coverage shall contain an agreed amount endorsement waiving any coinsurance penalty. Deductibles shall not exceed sixty (60) days.
General Requirements for Operations
(k)         Endorsements. All policies of insurance to be maintained by the Company shall provide for waivers of subrogation in favor of the Owner Lessor, the Owner Participant, the Indenture Trustee and the Secured Parties and their respective officers and employees (and such other Persons as may be required by the Operative Documents). All policies of liability insurance required to be maintained by the Company under this Section 2, other than employer’s liability, shall be endorsed as follows, or contain equivalent wording:
(ii)to provide a severability of interest and cross liability clause;
(iii)that the insurance shall be primary and not excess to or contributing with any insurance or self-insurance maintained by the Owner Lessor, the Owner Participant, the Indenture Trustee or the other Secured Parties; and
(iv)to name the Owner Lessor, the Owner Participant, the Indenture Trustee, Secured Parties and their respective officers and employees (and such other persons as may be required by the Operative Documents) as additional insureds.
(l)     Waiver of Subrogation. The Company hereby waives any and every claim for recovery from the Owner Lessor, the Owner Participant, the Indenture Trustee and the Secured Parties for any and all loss or damage covered by any of the insurance policies to be maintained under the Operative Documents to the extent that such loss or damage is recovered under any such policy. Inasmuch as the foregoing waiver will preclude the assignment of any such claim to the extent of such recovery, by subrogation (or otherwise), to an insurance company (or other person), the Company shall give written notice of the terms of such waiver to each insurance company which has issued, or which may issue in the future, any such policy of insurance (if such notice is required by the insurance policy) and shall cause each such insurance policy to be properly endorsed by the issuer thereof to, or to otherwise contain one or more provisions that, prevent the invalidation of the insurance coverage provided thereby by reason of such waiver.
(m)        Subcontractors. All major contractors and subcontractors shall, prior to performing work for the Facility valued in excess of $5,000,000, supply proper evidence of the following insurance: workers’ compensation, employer’s liability, general liability and automobile liability insurance. In addition, evidence of excess or umbrella liability limits or other coverages in amounts deemed consistent with prudent industry practice shall be provided to the Company. Such insurance supplied by the parties shall, with the exception of workers’ compensation:

(i)     add Company, Owner Lessor, Indenture Trustee and Secured Parties (and such other Persons as may be required by the Operative Documents) as additional insured;
(ii)     be primary as respects insurance provided by Company, Owner Lessor, Indenture Trustee and Secured Parties (and such other Persons as may be required by the Operative Documents);
(iii)     waive rights of subrogation against Company, Owner Lessor, Indenture Trustee and Secured Parties (and such other Persons as may be required by the Operative Documents); and
(iv)     continue in force until obligations of contractor and subcontractor are fulfilled.
3.Insurance by the Operator. The Company shall cause the Operator to procure, at its own expense, and to maintain in full force and effect at all times that the Facility is being operated (and, in any event, no later than the date on which the Operator has employees at the Facility), insurance policies with responsible insurance companies rated in the most recent edition of Best’s Key Rating Guide with a rating of “A” or better and a financial size category of “VIII” or higher (and other companies acceptable to the Owner Lessor and the Indenture Trustee), with limits and coverage provisions sufficient to satisfy the limits and coverage provisions set forth below.
(a)     General Liability Insurance. General liability insurance written on “occurrence” policy forms or, solely with respect to AEGIS or EIM, on “claims first made” policy form, against claims for personal injury (including bodily injury and death) and property damage. Such insurance shall provide coverage for premises/operations, products-completed operations, blanket contractual liability, explosion, collapse and underground coverage, broad form property damage, independent contractor’s and personal injury insurance, and sudden and accidental pollution legal liability with a $1,000,000 minimum limit per occurrence and in the annual aggregate for combined bodily injury and property damage. Deductibles shall be consistent with those as determined by an insurance expert using prudent industry practice.

(b)     Automobile Liability Insurance. Automobile liability insurance against claims for personal injury (including bodily injury and death) and property damage covering all owned, non-owned and hired motor vehicles with a $1,000,000 minimum limit per occurrence for combined bodily injury and property damage and containing appropriate no-fault insurance provisions where applicable. Deductibles shall be consistent with those as determined by an insurance expert using prudent industry practice.
(c)     Workers’ Compensation Insurance. Workers’ compensation insurance or self-insurance as required by applicable state laws.
(d)     Employer’s Liability Insurance. Employer’s liability insurance for all employees of the Operator with a $1,000,000 minimum limit per accident. Deductibles shall be consistent with those as determined by an insurance expert using prudent industry practice
(e)     Excess Liability Insurance. Excess liability insurance written on “occurrence” policy forms or, solely with respect to AEGIS or EIM, on “claims first made” policy form covering claims in excess of the underlying insurance described in the foregoing Sections 3(a), (b) and (d), with a $50,000,000 minimum limit per occurrence.
The amounts of insurance required in the foregoing Sections 3(a), (b), (d) and this Section 3(e) may be satisfied by Operator purchasing coverage in the amounts specified or by any combination of primary and excess insurance, so long as the total amount of insurance meets the requirements specified above.
(f)     Endorsements. All policies of liability insurance to be maintained by the Operator shall provide for waivers of subrogation in favor of the Company, the Owner Lessor, the Owner Participant, the Indenture Trustee, the Secured Parties and their respective officers and employees (and such other persons as may be required by the Operative Documents). These policies shall also be endorsed as follows:
(i)to provide a severability of interests and cross liability clause;
(ii)that the insurance shall be primary and not excess to or contributing with any insurance or self-insurance maintained by the Company, the Owner Lessor, the Indenture Trustee or the Secured Parties; and
(iii)to name the Company, the Owner Lessor, the Owner Participant, the Indenture Trustee and the Secured Parties and their respective officers (and such other Persons as may be required by the Operative Documents) as additional insureds.
(g)     Subcontractors. All major contractors and subcontractors shall, prior to performing work for the Facility valued in excess of $5,000,000, supply proper evidence of the following insurance: workers’ compensation, employer’s liability, general liability and automobile liability insurance. In addition, evidence of excess or umbrella liability limits or other coverages in amounts deemed consistent with prudent industry practice shall be provided to the Lessee. Such insurance supplied by the parties shall, with the exception of workers compensation:

(i)    add the Company, the Owner Lessor, the Owner Participant, the Indenture Trustee and the Secured Parties (and such other Persons as may be required by the Operative Documents) as additional insured;
(ii)     be primary as respects insurance provided by the Company, the Owner Lessor, the Owner Participant, the Indenture Trustee and the Secured Parties (and such other Persons as may be required by the Operative Documents);
(iii)     waive rights of subrogation against the Company, the Owner Lessor, the Owner Participant, the Indenture Trustee and the Secured Parties (and such other Persons as may be required by the Operative Documents); and
(iv)     continue in force until obligations of contractor and subcontractor are fulfilled.
4.     General Conditions applying to all Insurance required under this Schedule 7.29
(a)     Amendment by the Owner Lessor and Owner Participant. The Owner Lessor and the Owner Participant may at any time amend the requirements and approved insurance companies (i.e., insurance companies which did not meet the ratings requirements of this Schedule but were acceptable to the Owner Lessor) of this Schedule due to (i) new information not known by the Company, the Owner Lessor, the Owner Participant or the Secured Parties on the Construction Closing Date or (ii) changed circumstances after the Construction Closing Date which in the reasonable judgment of the Owner Lessor and the Owner Participant (which opinion shall be confirmed by the Insurance Consultant) either renders such coverage materially inadequate or materially reduces the financial ability of the approved insurance companies to pay claims.
(b)    Amendment Due to Commercial Unfeasibility.
(i)    If any insurance required to be maintained by Company pursuant to this Schedule (including the limits or deductibles or any other terms under policies for such insurance) ceases to be available on a commercially reasonable basis at the time of renewal, the Company shall provide written notice to the Owner Lessor, the Owner Participant and, so long as the Lien of the Security Documents has not been terminated or discharged, the Indenture Trustee, accompanied by a letter from the Company’s insurance broker stating that such insurance is unavailable on a commercially reasonable basis. Such notice shall be given not less than thirty (30) days prior to the scheduled date for renewal of any such policy. Upon receipt of such notice by the Owner Lessor, the Owner Participant and, so long as the Lien of the Security Documents has not been terminated or discharged, the Indenture Trustee, the Owner Lessor, the Owner Participant and the Company shall immediately enter into in good faith negotiations in order to obtain an alternative to such insurance.
(ii)    In the event that the Owner Lessor, the Owner Participant and the Company cannot reach a resolution acceptable to such parties within five (5) days, the Owner Lessor shall make arrangements for the formation of an insurance panel consisting of the Company’s insurance advisor (or broker), the Owner Lessor’s insurance advisor (or broker) and an independent insurance expert from an internationally recognized insurance brokerage firm, chosen by the Owner Lessor and reasonably acceptable to the Company. Such independent expert shall conduct a separate review of the relevant insurance requirements of this Schedule, and the market for such insurance at the time, giving due consideration to the representations of both insurance advisors, and upon conclusion of such review shall issue a written report stating whether such insurance is available or unavailable on a commercially reasonable basis.
(iii)    If the insurance expert concludes that such insurance is not available on a commercially reasonable basis, the insurance expert shall provide a written recommendation not less than fifteen (15) days before the date for renewal of such insurance which shall be conclusive and binding on each of the Company, the Owner Lessor, the Owner Participant and, so long as the Lien of the Security Documents has not been terminated or discharged, the Indenture Trustee. The Owner Lessor and the Owner Participant shall issue a waiver to the Company for a period of one (1) year upon the insurance expert certifying that the relevant insurance is not available on a commercially reasonable basis and the Company having implemented the recommendation of the insurance expert.
(iv)    All fees, costs and expenses associated with the insurance panel (including the review by the insurance expert) shall be for the sole account of the Company.
(c)     Application of Proceeds. All payments received by any Participant or the Company under any insurance policies obtained by the Company pursuant to Section 7.29 of the Participation Agreement and Sections 2(g), (h), (i) and (j) of this Schedule shall promptly be paid to the Indenture Trustee and deposited in a segregated account established by the Indenture Trustee pursuant to Section 4.2(c) of the Indenture for application in accordance with the provisions thereof and the other Operative Documents.

(d)     Conditions.
(i)The Company shall promptly notify the Owner Lessor, the Owner Participant and, so long as the Lien of the Security Documents has not been terminated or discharged, the Indenture Trustee of any loss in excess of $5,000,000 covered by any insurance maintained pursuant to Sections 2(g), (h), (i) and (j).
(ii)All policies of insurance required to be maintained pursuant to Sections 2(g), (h), (i) and (j), shall provide that the proceeds of such policies shall be payable solely to the Indenture Trustee, so long as the Lien of the Security Documents shall not have been terminated or discharged, and thereafter, to the Owner Lessor pursuant to a standard first mortgage endorsement substantially equivalent to the Lenders Loss Payable Endorsement 438BFU or New York Standard Mortgage Endorsement without contribution. All policies (other than in respect to liability or workers compensation insurance) shall insure the interests of the Owner Lessor, the Owner Participant and the Secured Parties (and such other Persons as may be required by the Operative Documents) regardless of any breach or violation by the Company of warranties, declarations or conditions contained in such policies, any action or inaction of the Company or others, or any foreclosure relating to the Facility or any change in ownership of all or any portion of the Facility (the foregoing may be accomplished by the use of the Lender Loss Payable Endorsement required above).
(iii)Subject to Section 14.2(b) of the Participation Agreement (in the case of insurance carried under Sections 2(g) and (h)), a loss under any insurance required to be carried under Sections 2(g), (h), (i) and (j), shall be adjusted with the insurance companies, including the filing in a timely manner of appropriate proceedings, by the Company, subject to the approval of the Owner Lessor, if such loss is in excess of $5,000,000. In addition the Company may in its reasonable judgment consent to the settlement of any loss, provided that in the event that the amount of the loss exceeds $10,000,000 the terms of such settlement is concurred with by the Owner Lessor.
(iv)All policies of insurance required to be maintained pursuant to this Schedule shall be endorsed so that if at any time should they be canceled, or coverage be reduced which affects the interests of the Owner Lessor, the Owner Participant and, so long as the Lien of the Security Documents has not been terminated or discharged, the Secured Parties, such cancellation or reduction shall not be effective as to the Owner Lessor, the Owner Participant and, so long as the Lien of the Security Documents has not been terminated or discharged, the Secured Parties for 30 days (except for non-payment of premium which shall be for 10 days) after receipt by the Owner Lessor, the Owner Participant and, so long as the Lien of the Security Documents has not been terminated or discharged, the Secured Parties of written notice of such insurer of such cancellation or reduction.
(v)All policies of insurance required to be maintained pursuant to Sections 2(g), (h), (i) and (j) shall not include any annual or term aggregate limits of liability or clause requiring the payment of additional premium to reinstate the limits after loss except as regards the insurance applicable to the perils of flood and earth movement.
(e)     Evidence of Insurance. On the Construction Closing Date and on an annual basis at each policy anniversary, the Company shall furnish, or cause to be furnished, to the Owner Lessor, the Owner Participant and, so long as the Lien of the Security Documents has not been terminated or discharged, the Indenture Trustee and the Pass Through Trustees, approved certification of all required insurance. Such certification shall be executed by each insurer or by an authorized representative of each insurer where it is not practical for such insurer to execute the certificate itself. Such certification shall identify underwriters, the type of insurance, the insurance limits and the policy term and shall specifically list the special provisions enumerated for such insurance required by this

Schedule. Upon request, the Company will promptly furnish the Owner Lessor, the Owner Participant and, so long as the Lien of the Security Documents has not been terminated or discharged, the Indenture Trustee and the Pass Through Trustees with copies of all insurance policies, binders and cover notes or other evidence of such insurance relating to the insurance required to be maintained or caused to be maintained by the Company.
(f)     Report. On the Construction Closing Date and annually thereafter, the Company shall furnish, or cause to be furnished, to the Owner Lessor, the Owner Participant and, so long as the Lien of the Security Documents has not been terminated or discharged, the Indenture Trustee and the Pass Through Trustees, a report of an independent insurance broker, signed by an officer of the broker, stating that all premiums then due have been paid and that, in the opinion of such broker, the insurance then carried or to be renewed is in accordance with the terms of this Schedule. In addition the broker will advise the Owner Lessor, the Owner Participant and, so long as the Lien of the Security Documents has not been terminated or discharged, the Indenture Trustee and the Pass Through Trustees in writing promptly of any default in the payment of any premium and of any other act or omission on the part of the Company which may invalidate or render unenforceable, in whole or in part, any insurance being maintained by the Company pursuant to this Schedule.
(g)     Failure to Maintain Insurance. In the event the Company fails, or fails to cause the EPC Contractor or the Operator, to take out or maintain the full insurance coverage required by this Schedule, the Owner Lessor, the Owner Participant or, so long as the Lien of the Security Documents has not been terminated or discharged, the Indenture Trustee, upon 30 days’ prior notice (unless the aforementioned insurance would lapse within such period, in which event notice should be given as soon as reasonably possible) to the Company of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced thereof by the Owner Lessor, the Owner Participant or the Indenture Trustee shall become an additional obligation of the Company to the Owner Lessor, the Owner Participant or the Indenture Trustee, as the case may be, and the Company shall forthwith pay such amounts to the Indenture Trustee together with interest thereon at the Overdue Rate from the date so advanced.
(h)     No Duty of Owner Lessor, Owner Participant or Indenture Trustee. No provision of this Schedule or any provision of the Participation Agreement or any other Transaction Document shall impose on the Owner Lessor, the Owner Participant or the Secured Parties any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Company, nor shall the Owner Lessor, the Owner Participant or the Secured Parties be responsible for any representations or warranties made by or on behalf of the Company to any insurance company or underwriter. Any failure on the part of any of the foregoing to pursue or obtain the evidence of insurance required by this Schedule from the Company and/or failure by any of the foregoing to point out any non-compliance of such evidence of insurance shall not constitute a waiver of any of the requirements of this Schedule.
(i)     Maintenance of Insurance. The Company shall at all times maintain or cause to be maintained the insurance coverage required under the terms of the Transaction Documents.

(j)     “Claims Made” Policies for Certain Types of Insurance. If any liability insurance required under the provisions of this Schedule is allowed to be written on a “claims first made” basis, then such insurance shall include the following:
(i)     The retroactive date (as such term is specified in each of such policies) shall be no later the Construction Closing Date; and
(ii)     Each time any policy written on a “claims first made” basis is not renewed or the retroactive date of such policy is to be changed, the Company shall obtain or cause to be obtained retroactive coverage for each such policy or policies the broadest extended reporting period coverage, or “tail” coverage, which shall be acceptable to the Owner Lessor.